Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of our report dated April 17, 2017, on our audit of the consolidated financial statements of SITO Mobile, Ltd. as of December 31, 2016, and for the year then ended, appearing in the Annual Report on Form 10-K of SITO Mobile, Ltd. for the year ended December 31, 2017, incorporated herein by reference

/s/ RBSM LLP
New York, New York
June 6, 2018